Exhibit 99.1

NEWS RELEASE

ICF International Appoints Cheryl W. Grisé to Board of Directors

FOR IMMEDIATE RELEASE

Contact: Erica Eriksdotter, erica.eriksdotter@icfi.com, +1.703.934.3668

FAIRFAX, Va. (Sept. 18, 2012) – ICF International (NASDAQ:ICFI), a leading provider of consulting services and technology solutions to government and commercial clients, has appointed Cheryl W. Grisé to its board of directors. Ms. Grisé brings decades of executive level experience and substantial expertise in the energy and utility sector to ICF, as well as a long history of serving on boards of public companies.

“Ms. Grisé’s experience in other board rooms and professional organizations will add valuable perspective to ICF and to our board,” said ICF International Chairman and CEO Sudhakar Kesavan. “Her knowledge of the energy and utilities areas makes her an ideal addition to the ICF board.”

Ms. Grisé was executive vice president of Northeast Utilities, a public utility holding company, from December 2005 until her retirement in July 2007. First joining Northeast Utilities in 1980, she served in various senior management positions, including president of the company’s Utility Group and chief executive officer of all Northeast Utilities operating subsidiaries. Ms. Grisé started her career as an attorney for the Hartford Insurance Group in 1979.

Ms. Grisé is a board member of MetLife, Inc., a major multi-line insurance carrier; PulteGroup, Inc., a large commercial home builder; and Pall Corporation, a manufacturer of fluid purification devices. She is a board member of Kingswood-Oxford School and a trustee emeritus of the University of Connecticut Foundation. She served on the board of Dana Holding Corporation from 2002 to 2008.

Ms. Grisé holds a bachelor’s degree in education from the University of North Carolina, and a Juris Doctor degree from Thomas Jefferson School of Law. She completed the Executive Management Program at Yale University School of Organization and Management.

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For More Information

•	ICF Investor Relations

•	ICF Board of Directors

About ICF International

ICF International (NASDAQ:ICFI) partners with government and commercial clients to deliver professional services and technology solutions in the energy, environment, and infrastructure; health, social programs, and consumer/financial; and public safety and defense markets. The firm combines passion for its work with industry expertise and innovative analytics to produce compelling results throughout the entire program lifecycle, from research and analysis through implementation and improvement. Since 1969, ICF has been serving government at all levels, major corporations, and multilateral institutions. More than 4,500 employees serve these clients from more than 50 offices worldwide. ICF’s website is http://www.icfi.com.

Caution Concerning Forward-looking Statements

Statements that are not historical facts and involve known and unknown risks and uncertainties are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements may concern our current expectations about our future results, plans, operations and prospects and involve certain risks, including those related to the government contracting industry generally; our particular business, including our dependence on contracts with U.S. federal government agencies; and our ability to acquire and successfully integrate businesses. These and other factors that could cause our actual results to differ from those indicated in forward-looking statements are included in the “Risk Factors” section of our securities filings with the Securities and Exchange Commission. The forward-looking statements included herein are only made as of the date hereof, and we specifically disclaim any obligation to update these statements in the future.